Deckers Brands Announces Executive Leadership Transition

Goleta, California (May 26, 2016) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced that Dave Powers will succeed Angel Martinez as Chief Executive Officer of Deckers Brands following Mr. Martinez’s retirement, effective May 31, 2016. Mr. Martinez will continue to serve as Chairman of the Company’s board of directors.

“The board of directors and management team has been working on this succession plan for some time as it was incredibly important for us to find the right person to lead Deckers Brands into the future,” said Mr. Martinez. “Throughout his career in retail and footwear, and especially during the past four years at Deckers, Dave has exhibited all the qualities that we’ve been looking for in the Company’s next Chief Executive Officer. He has been highly influential in developing our Omni Channel platform, streamlining our brand management and strengthening our corporate culture. Having worked closely with Dave and seeing what he has accomplished, I have great confidence that he is absolutely the right person to elevate our brands to new levels and drive the Company forward.”

Mr. Powers held senior executive roles with Nike, Timberland and Gap prior to joining Deckers in June 2012 as President of Direct-to-Consumer before being elevated to President of Omni Channel where he managed the global retail and e-commerce operations as well as Deckers’ international wholesale and distributor businesses. He was promoted to President of Deckers Brands in March 2015.

Mr. Powers stated, “I am honored to be entrusted with leading this great Company and am truly appreciative of the confidence that Angel, the board of directors and management team continue to show in me. I am very optimistic about the long-term potential of our brands. I am eager to continue the tremendous progress the team has made building a stronger, more efficient organization to support the many growth opportunities still ahead of us.”

About the Company
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, KOOLABURRA®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, company-owned and operated retail stores, and select online stores, including company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

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Contact:
Steve Fasching | VP, Strategy & Investor Relations | Deckers Brands | 805.967.7611